Exhibit 10.63

STOCK OPTIONS

(U.S. CAREFUSION EMPLOYEES)

ADJUSTMENTS TO CARDINAL HEALTH STOCK OPTIONS AND TERMS OF CAREFUSION

STOCK OPTIONS

August 31, 2009

As a result of the separation of the clinical and medical products businesses of Cardinal Health, Inc. (“Cardinal Health”) by means of a spin-off of those businesses to Cardinal Health’s shareholders, effective August 31, 2009 (the “Spin-Off”), outstanding stock option awards granted by Cardinal Health or an affiliate to you (the “Cardinal Health Options”) pursuant to the terms of equity incentive plans adopted by Cardinal Health (including those plans acquired or assumed by Cardinal Health in acquisitions) (“Cardinal Health Equity Plans”) and related grant agreements (the “Cardinal Option Agreements”) are being adjusted, as of the effective time of the Spin-Off, as follows:

•

With respect to each outstanding Cardinal Health Option initially granted to you on or prior to September 26, 2007 (each, a “Pre-2007 Cardinal Option”), (i) the exercise price and number of shares subject to such option are being adjusted (each, an “Adjusted Cardinal Option”) and (ii) you are receiving a nonqualified stock option to purchase common stock of CareFusion Corporation (each, a “CareFusion Option”).

•	With respect to each outstanding Cardinal Health Option initially granted to you after September 26, 2007, the option will be cancelled and a CareFusion Option will be issued.

•

For the sole purpose of determining how the Cardinal Health Options will be adjusted in connection with the Spin-Off, references to the “initial” date of grant of a Cardinal Health Option refer to the date when such option was initially granted pursuant to one of the Cardinal Health Equity Plans, except that the “initial” date of grant of a Cardinal Health Option that was granted under the Offer to Exchange, dated June 19, 2009, shall be deemed to be the initial grant date of the Cardinal Health Option for which it was exchanged.

Adjusted Cardinal Options

Except as described below, your Adjusted Cardinal Option will continue to be governed by (i) your Cardinal Option Agreements, as amended (including the provisions in the agreements relating to “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules”) and (ii) the Cardinal Health Equity Plan under which the agreement was issued, also as amended.

Your Adjusted Cardinal Options will differ from your Pre-2007 Cardinal Options in the following ways:

•

The exercise price and number of shares subject to the Adjusted Cardinal Options will be different from the exercise price and number of shares subject to each Pre-2007 Cardinal Option to account for the effect of the Spin-Off on the value of Cardinal Health’s stock. The adjusted exercise price and number of shares subject to each Adjusted Cardinal Option can be found on the website of Cardinal Health’s third-party equity plan administrator.

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For the purposes of vesting and exercise of your Adjusted Cardinal Options and forfeiture of your Adjusted Cardinal Options on termination of employment under the Cardinal Health Option Agreements and Cardinal Health Equity Plan, your continued employment with CareFusion Corporation (“CareFusion”) or any of its affiliates shall be treated as continued employment with Cardinal Health until you cease to be a full-time employee of CareFusion or any of its affiliates. However, for other purposes with respect to your Adjusted Cardinal Options, including the provisions in the Cardinal Option Agreements relating to “Triggering Conduct/Competitor Triggering Conduct”, “Special Forfeiture/Repayment Rules” and “Holding Periods Requirements.” you will cease to be employed by Cardinal Health when the Spin-Off is effective.

•

In addition to the obligations set forth in the “Triggering Conduct/Competitive Triggering Conduct” and “Special Forfeiture/Repayment Rules” provisions of your Cardinal Option Agreement, your Adjusted Cardinal Options will also be subject to the “Triggering Conduct/Competitive Triggering Conduct” and “Special Forfeiture/Repayment Rules” provisions set forth on Appendix A attached hereto.

•

Vesting of your Adjusted Cardinal Options will not accelerate, and you will not receive other benefits, upon a “change of control” of Cardinal Health as defined in your Cardinal Option Agreements, as amended, or in the Cardinal Health Equity Plan under which the agreement was issued, also as amended. Rather, in the event of a Change of Control as defined in the CareFusion Corporation 2009 Long-Term Incentive Plan as of the effective time of the Spin-Off, the following acceleration and exercisability provisions shall apply:

•	On the date that such Change of Control occurs, each Adjusted Cardinal Option not previously exercisable and vested shall become fully exercisable and vested.

•

In the event that you cease to be a full-time employee of CareFusion or one of its affiliates within two (2) years after such Change of Control for any reason other than because of your death, Retirement, Disability or Termination for Cause (as such terms are defined in the Cardinal Health 2005 Long-Term Incentive Plan, as amended and restated effective as of November 5, 2008), each Adjusted Cardinal Option that is then vested shall, following such termination of employment, remain exercisable until the earlier of the third (3rd) anniversary of such termination of employment (or any later date until which it would remain exercisable by its terms) or the expiration of its original term.

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•

Please note that CareFusion and its affiliates are third party beneficiaries of all rights that benefit CareFusion with respect to your Adjusted Cardinal Options and as a result CareFusion may enforce with full force and effect all terms and conditions that benefit CareFusion with respect to such options.

CareFusion Options

Your CareFusion Options are granted under, and subject to, the terms and conditions of the CareFusion Corporation 2009 Long-Term Incentive Plan. They are also subject to the terms of the Cardinal Option Agreement for the corresponding Pre-2007 Cardinal Option (including provisions regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules”) and the applicable Cardinal Health Equity Plan, which have been adjusted and restated on Appendix B attached hereto for purposes of applying them to your CareFusion Options and have been approved by the Human Resources and Compensation Committees of Cardinal Health and CareFusion. Please note that Cardinal Health and its affiliates are third party beneficiaries of all rights that benefit Cardinal Health with respect to your CareFusion Options and as a result Cardinal Health may enforce with full force and effect all terms and conditions that benefit Cardinal Health with respect to such options.

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Appendix A

1. Triggering Conduct/Competitor Triggering Conduct.

(a) For so long as you are an employee of the CareFusion Group (as defined below) and for three (3) years following the termination of your full-time employment by CareFusion or one of its affiliates regardless of the reason, in addition to the events set forth in your Cardinal Option Agreement, “Triggering Conduct” shall include:

(i) other than in the performance of duties assigned by the CareFusion Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group;

(ii) a violation of policies of the CareFusion Group, including, but not limited to, conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by you;

(iii) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to your Termination of Employment;

(iv) any action by you and/or your representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to you; and

(v) breaching any provision of any employment or severance agreement with a member of the CareFusion Group; and

(b) For so long as you are an employee of the CareFusion Group (as defined below) and for one (1) year following the termination of your full-time employment by CareFusion or one of its affiliates regardless of the reason, in addition to the events set forth in your Cardinal Option Agreement, “Competitor Triggering Conduct” shall include accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group (a “CareFusion Competitor”), including, but not limited to, employment or another business relationship with any CareFusion Competitor if you have been introduced to trade secrets, confidential information or business sensitive information during your employment with the CareFusion Group and such information would aid the CareFusion Competitor because the threat of disclosure of such information is so great that, for purposes of these obligations, it must be assumed that such disclosure would occur.

For purposes of these obligations, “CareFusion Group” means CareFusion Corporation and any subsidiary or other entity that is directly or indirectly controlled by CareFusion Corporation or any entity in which CareFusion Corporation has a significant ownership interest as determined by the administrator of the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated effective as of November 5, 2008.

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2. Special Forfeiture/Repayment Rules. You shall remain subject to the terms set forth in the “Special Forfeiture/Repayment Rules” provision of your Cardinal Option Agreement(s), subject to the following adjustments:

(a) All references to “Cardinal Competitor” that appear therein shall also refer to “CareFusion Competitor” (as defined in Section 1 of this Appendix A);

(b) All references to the “Cardinal Group” that appear therein shall also refer to the “CareFusion Group” (as defined in Section 1 of this Appendix A); and

(c) With respect to calculating the length of the Look-Back Period in the event that you engage only in Competitor Triggering Conduct as described in Section 1(b) of this Appendix A, the Look-Back Period shall be shortened to exclude any period more than one (1) year prior to the effective time of the Spin-Off, but include any period between the effective time of the Spin-Off and engagement in Competitor Triggering Conduct.

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Appendix B

CAREFUSION CORPORATION

NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

These Nonqualified Stock Option Terms and Conditions (the “Terms”) adjust and restate the terms that apply to the Cardinal Health Options (as defined below) for purposes of applying such terms to the nonqualified stock options (the “CareFusion Options”) granted to Awardee by CareFusion Corporation (the “Company”) under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”) as a result of the separation of the clinical and medical products businesses of Cardinal Health, Inc. (“Cardinal Health”) by means of a spin-off of at least 80.1% of the outstanding common stock of the Company to Cardinal Health’s shareholders, effective on August 31, 2009 (the “Spin-Off”). These Terms, together with the Option Terms (as defined below) and the Plan, shall govern the CareFusion Options. The CareFusion Options are Replacement Awards under the Plan.

The “Number of Shares” that are covered by the CareFusion Options and the “Exercise Price per Share” of the CareFusion Options constitute the option terms (the “Option Terms”) and can be found on the website of the Company’s third-party equity plan administrator. The extent to which the CareFusion Options shall vest and become exercisable on and after specific dates (the “Vesting Date(s)”), subject in each case to the provisions of these Terms, including those relating to Awardee’s continued employment with the Company and its Affiliates (collectively, the “CareFusion Group”) and the date on which the CareFusion Options shall expire (the “Grant Expiration Date”) are the same terms as those set forth (i) in Awardee’s stock option agreement(s) for stock option awards granted to Awardee by Cardinal Health or one of its Affiliates (the “Cardinal Health Options”) on the grant date specified in the agreement for such Cardinal Health Options (the “Pre-Spin Grant Date”) or (ii) on the website of the Company’s third-party equity plan administrator in the event that Awardee participated in Cardinal Health’s Offer to Exchange, effective June 19, 2009 (each of (i) and (ii), the “Cardinal Option Agreement”).

Capitalized terms used in these Terms which are not specifically defined herein will have the meanings ascribed to such terms in the Plan.

1. Method of Exercise and Payment of Price.

(a) Method of Exercise. At any time when all or a portion of the CareFusion Options is exercisable under the Plan and these Terms, some or all of the exercisable portion of the CareFusion Options may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including, without limitation, exercise by electronic means on the website of the Company’s third-party equity plan administrator, which will:

(i) state the number of whole Shares with respect to which the CareFusion Options are being exercised; and

(ii) if the CareFusion Options are being exercised by anyone other than Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the CareFusion Options under the Plan and all Applicable Laws and regulations.

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(b) Payment of Price. The full exercise price for the portion of the CareFusion Options being exercised shall be paid to the Company as provided below:

(i) in cash;

(ii) by check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of the CareFusion Options or otherwise), have been owned by the Participant for more than six (6) months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said CareFusion Options shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to Awardee, with any fractional Share being repaid in cash);

(iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator; or

(v) any combination of the foregoing methods of payment.

2. Transferability. The CareFusion Options shall be transferable (I) at Awardee’s death, by Awardee by will or pursuant to the laws of descent and distribution, and (II) by Awardee during Awardee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Awardee, or any other persons sharing Awardee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of Awardee or such Family Members, (c) a foundation in which Awardee or such Family Members control the management of assets, or (d) a partnership in which Awardee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred CareFusion Options shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Awardee. The Administrator may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Awardee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within ten (10) days of any transfer, Awardee shall notify the Compensation and Benefits department of the Company in writing of the transfer. Following transfer, the CareFusion Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or these Terms, references to the original Awardee shall be deemed to refer to the transferee. The events of a Termination of Employment of Awardee provided in paragraph 3 hereof shall continue to be applied with respect to the original Awardee, following which the CareFusion Options shall be exercisable by the transferee only to the extent, and for the periods, specified in paragraph 3. The Company shall have no obligation to notify any transferee of Awardee’s Termination of Employment

STOCK OPTIONS

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with the CareFusion Group for any reason. The conduct prohibited of Awardee in paragraphs 5 and 6 hereof shall continue to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the CareFusion Options (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from Awardee to the same extent as would have been the case of Awardee had the CareFusion Options not been transferred. Awardee shall remain subject to the recoupment provisions of paragraphs 5 and 6 of these Terms and tax withholding provisions of Section 31 of the Plan following transfer of the CareFusion Options.

3. Termination of Employment.

(a) Termination of Employment by Reason of Death or Disability. If a Termination of Employment occurs by reason of death or Disability prior to the vesting in full of the CareFusion Options, but at least six (6) months from the Pre-Spin Grant Date, then any unvested portion of the CareFusion Options shall vest upon and become exercisable in full from and after such Termination of Employment due to death or Disability. The CareFusion Options may thereafter be exercised by Awardee, any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from the date of such Termination of Employment due to death or Disability until the Grant Expiration Date.

(b) Termination of Employment by Reason of Retirement. If a Termination of Employment occurs by reason of Retirement prior to the vesting in full of the CareFusion Options, but at least six (6) months from the Pre-Spin Grant Date, then a Ratable Portion of each installment of the CareFusion Options that would have vested on each future Vesting Date shall immediately vest and become exercisable. Such Ratable Portion shall, with respect to the applicable installment, be an amount equal to such installment of the CareFusion Options scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which shall be the number of days from the Pre-Spin Grant Date through the date of such termination, and the denominator of which shall be the number of days from the Pre-Spin Grant Date through such Vesting Date. The CareFusion Options, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. If Awardee dies after Retirement, but before the Grant Expiration Date, the CareFusion Options, to the extent vested, may be exercised by any transferee of the CareFusion Options, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from and after such death until the Grant Expiration Date. For purposes of these Terms and this Award under the Plan, “Retirement” shall refer to Age 55 Retirement, which means Termination of Employment (other than by reason of death or Disability and other than in the event of Termination for Cause) by an Employee of the CareFusion Group (i) after attaining age fifty-five (55) and (ii) having at least ten (10) years of continuous service with the CareFusion Group, Cardinal Health and its Affiliates, or such other Affiliates prior to the time that such Affiliate became an Affiliate of the Company or Cardinal Health. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.

(c) Termination of Employment for Certain Awardees Affected by the Spin-Off. If (i) an Awardee’s Termination of Employment occurs within fifteen (15) months after, and as a result of, the Spin-Off, and (ii) Awardee was classified as an executive-level employee in accordance with the Company’s human resources system as of Awardee’s Termination of Employment or had at least ten (10) years of continuous service with the CareFusion Group, Cardinal Health and its Affiliates, or such other Affiliates prior to the time that such Affiliate became an Affiliate of the Company or Cardinal Health, the CareFusion Options, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the earlier of the second (2nd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable by its terms) or the Grant Expiration Date.

STOCK OPTIONS

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(d) Other Termination of Employment. If a Termination of Employment occurs by any reason other than death, Retirement, or Disability (each at least six (6) months from the Pre-Spin Grant Date), any portion of the CareFusion Options which has not vested on such date of Termination of Employment will automatically be forfeited. Subject to Section 16(b)(ii) of the Plan and subparagraphs 3(a), (b) and (c) above, Awardee (or any transferee, if applicable) will have 90 days from the date of Termination of Employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the CareFusion Options that is vested and exercisable on the date of Termination of Employment; provided, however, that if the Termination of Employment was a Termination for Cause, as determined by the Administrator, the CareFusion Options may be immediately canceled by the Administrator (whether then held by Awardee or any transferee).

4. Restrictions on Exercise. The CareFusion Options are subject to all restrictions in these Terms and/or in the Plan. As a condition of any exercise of the CareFusion Options, the Company may require Awardee or his or her transferee or successor to make any representation and warranty to comply with any Applicable Law or regulation or to confirm any factual matters (including Awardee’s compliance with the terms of paragraphs 5 and 6 of these Terms or any employment or severance agreement between Awardee and any member of the CareFusion Group) reasonably requested by the Company. The CareFusion Options shall not be exercisable if such exercise would involve a violation of any Applicable Law.

5. Triggering Conduct/Competitor Triggering Conduct.

(a) As used in these Terms, “Triggering Conduct” shall include the following:

(i) for so long as Awardee is an employee of the CareFusion Group and for three (3) years following Termination of Employment, regardless of the reason,

(A) other than in the performance of duties assigned by the CareFusion Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group;

(B) a violation of policies of the CareFusion Group, including, but not limited to, conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee;

(C) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to Awardee’s Termination of Employment;

(D) any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and

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(E) breaching any provision of any employment or severance agreement with a member of the CareFusion Group; and

(ii) for three (3) years following the effective time of the Spin-Off,

(A) other than in the performance of duties assigned by the CareFusion Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group;

(B) a violation of policies of the Cardinal Group that were in effect prior to the effective time of the Spin-Off, including, but not limited to, conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee;

(C) other than in the performance of duties assigned by the CareFusion Group, directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the effective time of the Spin-Off; and

(D) other than in the performance of duties assigned by the CareFusion Group, any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee.

For purposes of these Terms, “Cardinal Group” means Cardinal Health, any Subsidiary or other entity that is directly or indirectly controlled by Cardinal Health or any entity in which Cardinal Health has a significant ownership interest as determined by the Administrator, and any businesses that were owned by Cardinal Health prior to the effective time of the Spin-Off.

(b) As used in these Terms, “Competitor Triggering Conduct” shall include:

(i) during Awardee’s employment or within one (1) year following Awardee’s Termination of Employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group (a “CareFusion Competitor”), including, but not limited to, employment or another business relationship with any CareFusion Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the CareFusion Group and such information would aid the CareFusion Competitor because the threat of disclosure of such information is so great that, for purposes of these Terms, it must be assumed that such disclosure would occur; and

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(ii) within one (1) year following the effective time of the Spin-Off, other than in the performance of duties assigned by the CareFusion Group, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Cardinal Competitor”), including, but not limited to, employment or another business relationship with any Cardinal Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the Cardinal Group with respect to the businesses that comprised the Cardinal Group prior to the effective time of the Spin-Off and such information would aid the Cardinal Competitor because the threat of disclosure of such information is so great that, for purposes of these Terms, it must be assumed that such disclosure would occur.

6. Special Forfeiture/Repayment Rules. Awardee agrees not to engage in Triggering Conduct during the applicable time periods set forth in paragraph 5 hereof. If Awardee engages in Triggering Conduct or Competitor Triggering Conduct during the applicable time periods set forth in paragraph 5, then:

(a) the CareFusion Options (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) Awardee shall, within thirty (30) days following written notice from the Company, pay the Company an amount equal to the gross option gain realized or obtained by Awardee or any transferee resulting from the exercise of such CareFusion Options, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the CareFusion Options on the exercise date and the exercise price paid for such Shares underlying the CareFusion Options), with respect to any portion of the CareFusion Options that has already been exercised at any time within three (3) years prior to the Triggering Conduct (the “Look-Back Period”), less $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one (1) year prior to Awardee’s Termination of Employment (or, in the case of Competitor Triggering Conduct as defined in paragraph 5(b)(ii) above, one (1) year prior to the effective time of the Spin-Off), but include any period between the time of Termination of Employment or the effective time of the Spin-Off, as applicable, and engagement in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this paragraph 6 if and only if the Administrator (or its duly appointed designee) and a duly authorized representative of Cardinal Health (with respect to the provisions that benefit Cardinal Health) determine, in writing and in their sole discretion, that such action is in the best interests of both Cardinal Health and the Company. Nothing in this paragraph 6 constitutes a so-called “noncompete” covenant. This paragraph 6 does, however, prohibit certain conduct while Awardee is associated with either the Cardinal Group or the CareFusion Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by these Terms under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a CareFusion Competitor or a Cardinal Competitor. Awardee agrees to provide the Company with at least ten (10) days’ written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a CareFusion Competitor or a Cardinal Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this paragraph 6 and Awardee’s continuing obligations contained herein. No provisions of these Terms shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any certificate of compliance or similar

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attestation/certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in these Terms, the provisions of these Terms shall take precedence and such other inconsistent provisions shall be null and void. Awardee has acknowledged and agreed that these restrictions are for the benefit of Cardinal Health in consideration of Awardee’s receipt of the Cardinal Health Options, in consideration of employment, in consideration of exposing Awardee to Cardinal Health’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee has further acknowledged that the receipt of the Cardinal Health Options and the execution of the Cardinal Option Agreement were voluntary actions on the part of Awardee and that Cardinal Health would have been unwilling to provide the Cardinal Health Options to Awardee without including the restrictions and covenants of Awardee set forth above. Further, Awardee and Cardinal Health have agreed and acknowledged that the provisions contained in paragraphs 5 and 6 are ancillary to, or part of, an otherwise enforceable agreement at the time the Cardinal Option Agreement was made.

7. Change of Control. Notwithstanding anything herein to the contrary, in the event a Change of Control occurs, Section 16(b) of the Plan shall apply (including the provision that any unvested CareFusion Options shall vest in full).

8. Right of Set-Off. By having accepted the Cardinal Health Options, Awardee has agreed that, so long as the amounts are not treated as “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, (a) any amounts Awardee owes from time to time to any member of the CareFusion Group with respect to the CareFusion Options may be deducted from, and set-off against, any amounts owed to Awardee by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) and (b) any amounts Awardee owes from time to time to any member of the Cardinal Group with respect to the CareFusion Options may be deducted from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits).

9. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the exercise of the CareFusion Options, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the CareFusion Options. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the CareFusion Options. The Company does not commit and is under no obligation to structure the CareFusion Options or the exercise of the CareFusion Options to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to paragraph 1 hereof, Awardee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company. Any manner provided for in subparagraph 1(b) hereof shall be deemed an acceptable manner to satisfy the Tax Withholding Obligation unless otherwise determined by the Company.

STOCK OPTIONS

(U.S. CAREFUSION EMPLOYEES)

10. Holding Period Requirement. If Awardee was classified as an “officer” of Cardinal Health within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, on the Pre-Spin Grant Date, then, as a condition to receipt of the CareFusion Options, Awardee has agreed to hold his or her After-Tax Net Profit in Shares until the first anniversary of the exercise of all or a portion of the CareFusion Options (or, if earlier, the date of Awardee’s Termination of Employment). “After-Tax Net Profit” means the total dollar value of the Shares that Awardee elects to exercise under the CareFusion Options at the time of exercise, minus the total of (i) the exercise price to purchase these Shares, and (ii) the amount of all applicable federal, state, local or foreign income, employment or other tax and other similar fees that are withheld in connection with the exercise.

11. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. The CareFusion Options are governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. Awardee has agreed that the laws of the State of Ohio bear a substantial relationship to the Cardinal Health Options and that the benefits granted therein, and thus the CareFusion Options and the benefits granted thereunder, would not be granted without their governance by the laws of the State of Ohio. In addition, all legal actions or proceedings relevant to the CareFusion Options will be brought exclusively in state or federal courts located in Franklin County, Ohio, and Awardee has consented to the personal jurisdiction of such courts. Awardee has acknowledged that the terms relating to Triggering Conduct, Competitor Triggering Conduct and special forfeiture and repayment rules set forth above are reasonable in nature, are fundamental for the protection of legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such terms. In the event of any violation by Awardee of any such covenants, immediate and irreparable injury for which there is no adequate remedy at law will result. In the event of any violation or attempted violations of these restrictions and covenants, the Cardinal Group or the CareFusion Group, as the case may be, will be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, waiving any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to any other rights and remedies afforded the Cardinal Group or CareFusion Group, as the case may be, hereunder or by law. In the event that it becomes necessary for the Cardinal Group or CareFusion Group to institute legal proceedings under Awardee’s CareFusion Options, Awardee will be responsible for all costs and reasonable legal fees with regard to such proceedings. Any term relating to the CareFusion Options which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such term, without invalidating or rendering unenforceable the remaining terms.

12. Action by the Administrator. The interpretation of these Terms shall rest exclusively and completely within the sole discretion of the Administrator. Awardee shall be bound by the decisions of the Administrator with regard to the interpretation of these Terms and with regard to any and all matters set forth in these Terms. The Administrator may delegate its functions under these Terms to an officer of the CareFusion Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. Awardee shall not have any right to be heard or to appear before the Administrator or its designee and any decision of the Administrator or its designee relating to these Terms, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

STOCK OPTIONS

(U.S. CAREFUSION EMPLOYEES)

13. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the CareFusion Options or future options that may be granted under the Plan by electronic means. Awardee has consented to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.

14. Notices. All notices, requests, consents and other communications by Awardee to the Company with respect to the CareFusion Options are to be delivered to the Company in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

CareFusion Corporation

3750 Torrey View Court

San Diego, CA 92130

Attention: Compensation and Benefits Administrator

Facsimile: 858-617-2300

All notices, requests consents and other communications by the Company to Awardee with respect to the CareFusion Options to be delivered to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.

15. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that, (a) prior to the effective time of the Spin-Off, (i) was approved by the Human Resources and Compensation Committee of Cardinal Health or the Board of Directors of Cardinal Health or (ii) was approved in writing by an officer of Cardinal Health pursuant to delegated authority of the Human Resources and Compensation Committee of Cardinal Health or (b)(i) was approved by the Human Resources and Compensation Committee of the Company or the Board or (ii) was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee of the Company, provides for greater benefits to Awardee, with respect to (A) vesting of all or a portion of the Cardinal Health Options or CareFusion Options on Termination of Employment by reason of specified events or (B) exercisability of the Cardinal Health Options or CareFusion Options following Termination of Employment, than provided in these Terms or in the Plan, then the terms of such Employment Arrangement with respect to vesting or exercisability of the Cardinal Health Options or CareFusion Options following Termination of Employment shall supersede the terms hereof in respect of all or a comparable portion of the CareFusion Options to the extent permitted by the terms of the Plan.